Cincinnati Bancorp Completes Stock Offering And Reorganization

CINCINNATI, Oct. 14, 2015 /PRNewswire/ -- Cincinnati Bancorp (the "Company"), the federally-chartered holding company for Cincinnati Federal (the "Bank"), announced today that it completed its stock offering in connection with the mutual holding company reorganization of the Bank on October 14, 2015.

The Company sold 773,663 shares of common stock at $10.00 per share in the subscription offering for gross proceeds of approximately $7.7 million, including 67,397 shares purchased by the Bank's employee stock ownership plan. In connection with the reorganization, the Company also issued 945,587 shares of common stock to CF Mutual Holding Company, a federally-chartered mutual holding company.

Shares of the Company's common stock are expected to begin trading on October 15, 2015 on the OTC Pink Marketplace (www.otcmarkets.com) under the trading symbol "CNNB". Direct Registration Statements reflecting the shares purchased in the stock offering are expected to be mailed to subscribers on or about October 15, 2015.

Robert Bedinghaus, the Chairman of the Company, said: "Our Board of Directors and the officers and employees of Cincinnati Federal would like to extend our appreciation to our customers for their loyalty and support in completing our reorganization and stock offering. The fact that we were oversubscribed at the customer level we see as a real vote of confidence in our approach to growing the Bank. We look forward to turning our attention towards continuing to serve our community, attaining our strategic goals and delivering value to our new stockholders."

This was a history making transaction in that this was the first mutual holding company reorganization/public stock offering approved by the Federal Reserve Board pursuant to its authority granted under the Dodd-Frank Act.

Mr. Bedinghaus commented, "While it is never easy to plow new ground, we adopted the Mutual Holding Company structure so that we could raise new capital to support the continued growth of our business while at the same time maintaining mutual control. Upon the completion of our reorganization, a majority of our shares will continue to be controlled by our depositor members and we will remain able to partner with other mutual institutions, should favorable opportunities arise."

Luse Gorman, PC, acted as legal counsel to the Company and the Bank. Keefe, Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the subscription offering and served as financial advisor to the Company and the Bank in connection with the reorganization and stock offering.

Subscribers in the first priority of the subscription may confirm their allocation online at https://allocations.kbw.com or by contacting the Stock Information Center at (877) 643-8198. The Stock Information Center is open Monday through Friday, between 10:00 am and 4:00 pm Eastern Time.

Cincinnati Federal is a federally chartered savings bank serving the financial needs of its customers located in southwest Ohio, northern Kentucky and southeastern Indiana. Cincinnati Federal conducts business from its corporate headquarters and main office in Green Township, Ohio and three full service branches located in Price Hill (City of Cincinnati), and Miami Heights and Anderson (suburban Hamilton County).

This press release contains certain forward-looking statements about the reorganization and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may". Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

CONTACT: Robert Bedinghaus, Chairman, Cincinnati Federal, (513) 574-3025, bbedinghaus@cincinnatifederal.com